UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 7, 2008

Colombia Goldfields Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-51013	76-0730088
(Commission File Number)	(IRS Employer Identification No.)

208-8 King Street East, Toronto, Ontario Canada	M5C 1B5
(Address of Principal Executive Offices)	(Zip Code)

(416) 361-9640
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As disclosed in our Current Report on Form 8-K filed with the Commission on February 13, 2008, Colombia Goldfields Ltd. (the "Company") borrowed US$2.5 million (the "Loan") from Global Resource Fund (the "Lender") pursuant to a promissory note (the "Promissory Note") issued to the Lender on February 8, 2008. The Promissory Note provides for a US$2.5 million secured loan maturing on July 31, 2008. On August 7, 2008, the Company and the Lender entered into an agreement pursuant to which the maturity date of the Promissory Note was extended to September 30, 2008.

On October 7, 2008, the Company and the Lender entered into an agreement (the "Agreement") pursuant to which the maturity date of the Promissory Note was further extended to December 29, 2008. In connection with this extension, the Company agreed to pay the Lender an extension fee of US$50,000 and 300,000 shares of the Company’s common stock. The cash extension fee shall be payable on the maturity date of the Promissory Note and the 300,000 shares of the Company’s common stock shall be issued as soon as practical after the date of the Agreement. The Agreement provides that the interest rate on the Promissory Note is increased to 15% per annum. In addition, the Agreement provides that the Lender’s right to put the 350,000 warrants issued to it at the commencement of the Loan is increased from US$50,000 to US$100,000, with the date that said put is exercisable unchanged at February 8, 2010, and the Lender agreed that the Company may force the exercise of said warrants if the closing price of the Company’s common stock exceeds CDN$1.80 for a period of 45 consecutive days.

In addition, the Lender amended the restrictive covenants of the Loan to specifically allow for all personal loans made by either J. Randall Martin, Thomas Lough or RNC Management Ltd. to be a permitted indebtedness of the Company pursuant to the Loan.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Agreement between the Company and the Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2008	Colombia Goldfields Ltd.

	By:	/s/ James Kopperson
	Name:	James Kopperson
	Title:	Chief Financial Officer